Exhibit 10.2

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of May 1, 2026 (the “Effective Date”), by and between 101 CPD LLC, a Delaware limited liability company (“Landlord”), and SERES THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord’s predecessor-in-interest, HCP/King 101 CPD LLC, as original landlord, and Tenant entered into that certain Lease dated as of September 22, 2021 (the “Lease”) pursuant to which Landlord currently leases to Tenant, and Tenant currently leases from Landlord, that certain space (collectively, the “Premises”) comprising (i) 8,951 rentable square feet on the first (1st) floor (including the Storage Premises, as defined in the Lease) (the “First Floor Premises”), (ii) 35,575 rentable square feet on the fourth (4th) floor (the “Fourth Floor Premises”), (iii) 35,575 rentable square feet on the fifth (5th) floor (the “Fifth Floor Premises”), and (iv) 2,614 rentable square feet on the Penthouse floor, containing 82,714 rentable square feet in the aggregate, in that certain five-story building containing approximately 161,040 rentable square feet and located at 101 CambridgePark Drive, Cambridge, MA 02140 (the “Building”) for a term that is scheduled to expire on March 31, 2033.

B. Tenant and Landlord desire to enter into this Amendment in order to (i) terminate the Lease with respect to the First Floor Premises, the Fifth Floor Premises, and a portion of the Penthouse floor premises equal to 1,307 rentable square feet (collectively, the “Early Termination Premises”) as of April 30, 2026 (the “Early Termination Date”), (ii) extend the Term of the Lease with respect to the Fourth Floor Premises and a portion of the Penthouse floor premises equal to 1,307 rentable square feet, such that after the Effective Date, the Remainder Premises shall equal 36,882 rentable square feet (the “Remainder Premises”), and (iii) to otherwise modify certain terms and conditions of the Lease in connection therewith, all as otherwise provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant agree as follows:

1. Recitals; Capitalized Terms. All of the foregoing recitals are true and correct. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Lease, and all references herein or in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this Amendment.

2. Early Termination; Termination Fee; Letters of Credit.

a. The Term of the Lease with respect to the Early Termination Premises only shall terminate on the Early Termination Date. Tenant’s furniture, fixtures, and equipment in the Early Termination Premises shall be transferred and conveyed to Landlord as of the Early Termination Date pursuant to a bill of sale in the form attached hereto and made a part hereof as Exhibit A to be executed and delivered by Tenant to Landlord concurrently with the execution of this Amendment. Tenant shall have no further obligations or liabilities with respect to the Early Termination Premises pursuant to the original Lease only, including without limitation, obligations under the original Lease relating to rent, operating expenses, taxes, utilities, maintenance, repairs, insurance, indemnification, cleaning, parking, and hazardous materials compliance, except for those obligations and responsibilities that survive under the original Lease. Tenant and Landlord each hereby acknowledge and agree that decommissioning obligations required to be performed by Tenant under the Lease with respect to the Early Termination Premises have been fully satisfied and completed as of the Early Termination Date.

b. As consideration for Landlord to enter into this Amendment and to terminate the Lease with respect to the Early Termination Premises, Tenant shall pay to Landlord a sum equal to $4,500,000.00 (the “Early Termination Fee”) simultaneously with Tenant’s execution and delivery of this Amendment to Landlord. The parties acknowledge that Tenant shall receive a one-time credit in the amount of $931,627 for prepaid Base Rent and Operating Expenses and Taxes by Tenant for the month of May, 2026 for the Early Termination Premises and the Remainder Premises, such that the net amount payable by Tenant upon execution of this Amendment is $3,568,373.

c. As further consideration for Landlord to enter into this Amendment, Tenant agrees that at any time after the Effective Date, Landlord may draw the full amount of the existing Letter of Credit (“Existing Letter of Credit”) held by Landlord under the Lease equal to $6,265,585.53 and retain the proceeds thereof. Tenant agrees to execute any additional documentation as reasonably required by Landlord in connection with Landlord’s draw of the Existing Letter of Credit. In connection therewith, the parties acknowledge and agree that Tenant hereby forever relinquishes and releases all of its right, title and interest in and to the proceeds of the Existing Letter of Credit so drawn and agrees that Landlord shall have no obligation to return any amounts thereof to Tenant.

d. On or before January 4, 2027, Tenant shall cause a new Letter of Credit (the “New Letter of Credit”) to be issued to Landlord in the amount of $1,470,000 by JPMorgan Chase Bank in the form attached hereto as Exhibit B and satisfying the conditions of Section 7.1 of the original Lease. Such New Letter of Credit shall be held by Landlord in accordance with and subject to the terms and conditions of Section 7 of the original Lease, except that Section 7.6 of the original Lease is hereby deleted and of no further force or effect.

e. On or before January 4, 2027, Tenant shall cause a Letter of Credit in the amount of $5,201,426.00 to be issued by JPMorgan Chase Bank in the form attached hereto as Exhibit B and satisfying the conditions of Section 7.1 of the original Lease (the “Unconditional Letter of Credit”). The Unconditional Letter of Credit shall expressly permit Landlord to draw the full amount (or any portion thereof) commencing on January 4, 2027 for any reason in Landlord’s sole discretion. Notwithstanding the foregoing, subject to Landlord’s prior written approval, Tenant may satisfy all or a portion of the $5,201,426.00 requirement with (i) the Unconditional Letter of Credit and/or (ii) a cash deposit delivered to Landlord on or before January 4, 2027, in such combination as Landlord may approve.

f. If Tenant fails to satisfy its obligations under Section 2(d) and/or Section 2(e) on or before January 4, 2027, then, without limitation of any other rights or remedies of Landlord, such failure shall constitute an immediate Event of Default under the Lease, and no notice of default, notice to cure, or cure period shall be required, the same being hereby expressly waived by Tenant to the fullest extent permitted by applicable law. Upon the occurrence of such Event of Default, Landlord shall have the right to immediately exercise any and all rights and remedies available under the Lease, this Amendment and at law or in equity, including, without limitation, the right to terminate the Lease with respect to the Premises and to commence summary process proceedings or any other action or proceedings to recover possession of the Premises.

3. Remainder Premises; Tenant’s Share. Effective as of May 1, 2026, all references in the Lease to the “Premises” shall be considered references to the Remainder Premises, containing a total of 36,882 rentable square feet. Effective as of May 1, 2026, Tenant’s Share of Operating Costs and Taxes is deemed to be 24.25%, which amounts shall continue to be paid by Tenant in accordance with the applicable provisions of the Lease.

4. Remainder Premises Term; Landlord Termination Option.

a. The Term of the Lease is hereby extended and the new Expiration Date of the Lease shall be December 31, 2036, subject to the terms and conditions set forth below and otherwise as provided in the Lease.

b. Landlord shall have the right to terminate this Lease at any time during the Term after January 1, 2027 (the “Landlord Termination Option”), upon at least nine (9) months prior written notice to Tenant. If Landlord shall elect to terminate the Lease under this Section 4(b), (i) the Lease shall terminate on the date set forth in Landlord’s notice as though such date was the Expiration Date of the Lease for all purposes, and (ii) Tenant’s Base Rent shall be abated for the final full calendar month immediately preceding the new Expiration Date set forth in Landlord’s notice.

5. Base Rent. Notwithstanding anything to the contrary contained in the Lease, effective as of May 1, 2026, except for the initial Deferred Base Rent provided in Section 6 below, Base Rent shall be payable solely with respect to the Remainder Premises in the following amounts and at the times and in the manner provided in the Lease

Lease Period	Annualized Base Rent	Monthly Base Rent	PSF
May 1, 2026 – November 30, 2026	$2,939,495.40	$244,957.95	$79.70
December 1, 2026 – November 30, 2027	$3,027,680.26	$252,306.69	$82.09
December 1, 2027 – November 30, 2028	$3,118,510.67	$259,875.89	$84.55
December 1, 2028 – November 30, 2029	$3,212,065.99	$267,672.17	$87.09
December 1, 2029 – November 30, 2030	$3,308,427.97	$275,702.33	$89.70
December 1, 2030 – November 30, 2031	$3,407,680.81	$283,973.40	$92.39
December 1, 2031 – November 30, 2032	$3,509,911.23	$292,492.60	$95.17
December 1, 2032 – November 30, 2033	$3,615,208.57	$301,267.38	$98.02
December 1, 2033 – November 30, 2034	$3,723,664.83	$310,305.40	$100.96
December 1, 2034 – November 30, 2035	$3,835,374.77	$319,614.56	$103.99
December 1, 2035 – November 30, 2036	$3,950,436.02	$329,203.00	$107.11
December 1, 2036 – December 31, 2036	$4,068,949.10	$339,079.09	$110.32

6. Initial Deferred Base Rent. Notwithstanding the foregoing Base Rent table, the parties agree that the Base Rent for the period from May 1, 2026 through December 31, 2026 shall be deferred and not payable monthly by Tenant during such period. Such deferred amount of Base Rent is included in, and satisfied by the delivery of, the Unconditional Letter of Credit as provided in Section 2(e) above.

7. New Leasing Activity.

a. As additional consideration for Landlord entering into this Amendment, Tenant agrees that, during the Term of this Lease, if Tenant or any Affiliate of Tenant has a bona fide, board- or executive-approved requirement for additional lab or office space for Tenant’s own use in the greater Boston market, Tenant shall first present such requirement to Landlord before pursuing space with any third party. This obligation shall continue until Tenant and/or its Affiliates have entered into binding obligations for an aggregate of 85,000 rentable square feet of space with Landlord or Landlord’s Affiliates in the greater Boston market (which, for the avoidance of doubt, shall include the 36,882 rentable square feet under this Lease). Tenant’s notice (“Tenant’s Notice”) shall describe the general scope and timing of such requirement. Landlord shall not be required to satisfy Tenant’s entire space requirement, but any space offered by Landlord must be capable of substantially meeting Tenant’s requirement as described in Tenant’s Notice.

b. Within thirty (30) days after Landlord receives Tenant’s Notice, Landlord may, in its discretion, deliver to Tenant a written response (“Landlord’s Response”) identifying space within Landlord or Landlord’s Affiliate’s greater Boston market portfolio that Landlord or Landlord’s Affiliate can provide and setting forth the material economic and business terms for such space. If Landlord’s Response substantially accommodates Tenant’s stated requirements on market terms, then Tenant shall lease the applicable space from Landlord or Landlord’s Affiliate on the terms set forth in Landlord’s Response. Market terms shall be determined based on commercially reasonable third-party lease comparables for comparable space in comparable submarkets, with appropriate adjustments, as substantiated by at least one third-party lease comparable provided by each of Landlord and Tenant’s brokerage representatives. If the parties are unable to agree to the market terms within thirty (30) days after Tenant’s receipt of Landlord’s Response, then each of Landlord’s and Tenant’s broker representatives will jointly select a third licensed broker representative from a reputable firm with at least ten (10) consecutive years’ commercial brokerage experience for office and laboratory space in the area, and such market terms shall be determined in accordance with the “Baseball Arbitration” process described in Section 1.2 of the original Lease.

c. Tenant and Landlord, or Landlord’s applicable Affiliate, shall thereafter promptly and in good faith execute an agreement memorializing such terms, using the form and terms of the original Lease between Landlord and Tenant, modified only as necessary to reflect the deal-specific terms set forth in Landlord’s Response, but the failure to execute such document shall not relieve Tenant of its obligation to lease the applicable space from Landlord or Landlord’s Affiliate.

d. Notwithstanding the foregoing, this Section shall not apply (i) in connection with a bona fide acquisition of Tenant by a third party that results in a change of control of Tenant, (ii) in connection with any short-term, swing, temporary, or project-specific space not intended for ongoing operations, provided that any such occupancy shall not exceed six (6) months in the aggregate (including any extensions, renewals, or successive arrangements for the same space), (iii) in connection with a specialized manufacturing, GMP, vivarium, or other technical space that cannot be accommodated by Landlord or an Affiliate of Landlord within the greater Boston area; and (iv) from and after the date, if any, that Landlord exercises the Landlord Termination Option.

e. Neither Tenant nor any Affiliate, nor any other person or entity acting by, through, under or in concert with Tenant or its Affiliates, shall act in any manner that has the intent or the effect of avoiding, limiting or circumventing Landlord’s rights or Tenant’s obligations under this Section, or as a subterfuge to avoid Landlord’s right to lease additional space to Tenant or its Affiliate.

8. Relocation Right of Landlord.

a. Subject to this Section 8, Landlord may relocate Tenant to other space where Landlord or Landlord’s Affiliates have authority to enter into leases for space located within a 0.75-mile radius of the Massachusetts Bay Transportation Authority Alewife Station (the “Relocation Space”), which may include other space within the Building, including the Fifth Floor Premises; provided that the Relocation Space is not less than 25,000 rentable square feet and contains not less than 18,000 rentable square feet of lab space, with comparable utility access and similar office functionality as the Fourth Floor Premises, including comparable ratios of office to lab space and a comparable number of private offices and conference rooms.

b. Landlord shall give Tenant at least nine (9) months’ prior written notice of any such relocation (the “Relocation Notice”). Base Rent and Tenant’s Share for the Relocation Space will be at fair market value as determined in accordance with Section 1.2 of the Original Lease, and shall be based on the square footage of the Relocation Space; provided that (i) in no event shall Tenant’s aggregate annual Base Rent or aggregate annual payments of Operating Costs and Taxes for the Relocation Space exceed the corresponding amounts payable for the Remainder Premises immediately before relocation, even if the Relocation Space is larger, and (ii) if the Relocation Space is smaller than the Remainder Premises, Base Rent and Tenant’s Share shall be reduced proportionately based on the relative square footage.

c. Landlord shall, at its sole cost and expense, deliver the Relocation Space in a condition that is substantially comparable in quality, fit and finishes to the Fourth Floor Premises as of the date of the Relocation Notice, including comparable lab infrastructure, utility access, office space, conference rooms and furnishings. Landlord shall pay or reimburse Tenant for all reasonable costs of relocation, including moving costs and the costs to prepare the Relocation Space for Tenant’s use. Landlord shall coordinate the relocation with Tenant and use commercially reasonable efforts to incorporate recommendations from Tenant into Landlord’s proposed relocation timeline to minimize disruption to Tenant’s business operations. Landlord shall be required to make the Relocation Space available for Tenant’s occupancy prior to the date Tenant is required to vacate the Remainder Premises. In addition to the rights set forth in Section 2.4 of the Lease, upon at least twelve (12) hours’ prior written notice, Landlord may enter the Premises in connection with relocation efforts, including tours with prospective tenants and their representatives, and Tenant shall permit such access.

d. Tenant and Landlord, or Landlord’s applicable Affiliate, shall promptly and in good faith execute an agreement memorializing the relocation, using the form and terms of the original Lease between Tenant and Landlord, modified only as necessary to reflect the deal-specific terms set forth in the Relocation Notice and as determined by this Section 8, but the failure to execute such document shall not relieve Tenant of its obligation to lease the Relocation Space from Landlord or Landlord’s Affiliate.

9. Parking Spaces. Effective as of May 1, 2026, the Parking Spaces available to Tenant at the Parking Areas of the Property shall be equal to twenty-eight (28) Parking Spaces. In addition, Tenant shall be permitted to use an additional eight (8) Parking Spaces, on a month to month basis, terminable by Landlord upon thirty (30) days’ written notice. Tenant’s access to and use of such Parking Spaces shall be subject to and upon all of the terms and conditions of Section 1.3(b) of the Lease, provided that in no event shall the monthly fee for Tenant’s Parking Spaces be less than $200 per space per month.

10. Flagship Subleases. Section 13.8 of the Lease shall remain in effect, except that (a) Tenant shall deliver to Landlord at least thirty (30) days’ advance written notice prior to executing a Flagship Sublease, and Tenant shall use its best efforts to keep Landlord regularly apprised of any potential activity related to a Flagship Sublease, and in any event shall provide Landlord with monthly written status updates on any such activity or interest, once it becomes substantive, (b) Tenant shall not enter into any Flagship Sublease that would interfere with or impede Landlord’s termination right, relocation right, or any other rights under this Amendment.

11. Inapplicable Provisions. Effective as of May 1, 2026 the following provisions of the Lease are hereby deleted and of no further force or effect: Section 1.2 (Extension of Term); Section 4.5 and 4.6 (Vivarium); Section 12.2 (Signage); and Section 26 (Right of First Offer).

12. Shared Building Systems. Effective as of the Early Termination Date, all tenant systems, lab infrastructure, and utility distribution equipment that serve, or are capable of serving, both the Remainder Premises and any of the Early Termination Premises, including without limitation supplemental HVAC, lab non-potable water, lab gases, compressed air and vacuum, RODI system, electrical, controls, and IT/telecom (collectively, the “Shared 4&5 Floor Systems”), are hereby deemed the property of Landlord, which, for the avoidance of doubt, does not include the exhaust and backup systems currently and exclusively serving the animal care facility on the Fifth Floor Premises. To the extent (if any) that Tenant holds any right, title, or interest in any Shared 4&5 Floor Systems, Tenant hereby confirms and, to the extent necessary, conveys the same to Landlord, with such confirmation and conveyance deemed included in the Exhibit A bill of sale; provided, however, Tenant shall continue to remain responsible for operating and maintaining all Shared 4&5 Floor Systems in a Class A manner, which shall require preventative maintenance contracts for all Shared 4&5 Floor Systems and shall provide Landlord reports upon request. Landlord shall have the sole and exclusive right, but not the obligation, without Tenant’s consent, but with written notice to Tenant (a “Maintenance Notice”), to operate, modify, relocate, replace, sub-meter, and reallocate the capacity of all or a portion of the Shared 4&5 Floor Systems (including any capacity historically attributable to the Early Termination Premises) to any new or existing tenant of the Building, and to enter the Remainder Premises at reasonable times and on reasonable notice (or without notice in an emergency) for any such purpose, provided that Landlord shall continue to provide service to the Remainder Premises on a pro-rated basis and at a quality substantially comparable to that available immediately before such Maintenance Notice and shall use commercially reasonable efforts to minimize unreasonable interference with Tenant’s operations while performing any such maintenance or other work in the Remainder Premises. Tenant shall not modify nor interfere with any Shared 4&5 Floor Systems or Landlord’s exercise of its rights under this Section. For the avoidance of doubt, if Landlord enters into a new lease or leases with occupants other than Tenant, Landlord’s Maintenance Notice shall include Landlord’s assumption of the operations of the Shared 4&5 Floor Systems. At Landlord’s election, the costs of the Shared 4&5 Floor Systems shall be separately metered or allocated on a pro rata basis for the applicable tenants utilizing each such system, and Tenant shall pay its pro rata share of such costs as Additional Rent (with corresponding exclusion from Operating Costs for similar services provided to other tenants in the building).

13. Brokerage. Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Amendment to the Lease. Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions relating to this Amendment asserted by any broker, agent or finder engaged by Tenant or with whom Tenant has dealt. Landlord shall indemnify and hold Tenant harmless from and against any claim or claims for brokerage or other commissions relating to this Amendment asserted by any broker, agent or finder engaged by Landlord or with whom Landlord has dealt.

14. Miscellaneous. (a) Tenant hereby acknowledges that, as of the date of this Amendment, (i) Landlord has no undischarged obligations under the Lease to perform any work or improvements to the Premises, or, to Tenant’s actual knowledge, otherwise (other than any obligations that first arise or accrue following the date hereof) ; (ii) there are no current offsets or defenses that Tenant has against the full enforcement of the Lease by Landlord; and (iii) Tenant has not assigned transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises, (b) Landlord hereby acknowledges that as of the date of this Amendment, and to Landlord’s actual knowledge, (i) neither Landlord nor Tenant is in default under the Lease in any material respect; (ii) there are no current offsets or defenses that Landlord has against the full enforcement of the Lease by Tenant; provided that the foregoing shall not limit any rights, offsets or defenses of Landlord arising from Tenant’s obligations under this Amendment that remain unsatisfied, and (iii) Tenant has not assigned, transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises.

15. Ratification. Except as expressly modified by this Amendment, the Lease is and shall remain in full force and effect, and as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

16. Governing Law; Interpretation and Partial Invalidity. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term of this Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Amendment shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and not to be considered in construing this Amendment. This Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter.

17. Counterparts; Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. Signatures of the parties transmitted by electronic mail PDF format or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and such signed electronic record shall be valid and deemed to constitute originals and may be relied upon, for all purposes, as binding the transmitting party hereto. The parties intend to be bound by the signatures transmitted by electronic mail PDF format, are aware that the other party will rely on such signature, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

101 CPD LLC,		SERES THERAPEUTICS, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Scott R. Bohn	By:	/s/ Richard N. Kender
	Name: Scott R. Bohn		Name: Richard N. Kender
	Its: Chief Development Officer		Its: Executive Chair and Interim Chief Executive Officer

9